UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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NIKE, Inc.

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NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

July 26, 2011

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Monday, September 19, 2011, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

The meeting will consist of a brief presentation followed by the business items listed on the attached notice.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board

Notice of Annual Meeting of Shareholders

September 19, 2011

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 19, 2011, at 10:00 A.M., at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

5.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 25, 2011, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy or voter instruction card or meeting notice for admission.

By Order of the Board of Directors

JOHN F. COBURN III

Secretary

Beaverton, Oregon

July 26, 2011

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 19, 2011, and at any adjournment thereof (the “Annual Meeting”). The Company expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy to shareholders on or about July 26, 2011.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted “FOR” the election of each of the named nominees for director (Proposal No. 1), “FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2), “EVERY YEAR” for the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3), and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Proposal No. 4).

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 25, 2011, will be entitled to vote at the Annual Meeting. On that date, 89,989,448 shares of Class A Stock and 376,982,556 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal No. 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal Nos. 2, 3, and 4.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is currently composed of 11 independent directors, one outside director who is not independent, Philip H. Knight, the Chairman of the Board, and Mark G. Parker, President and Chief Executive Officer. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Phyllis M. Wise, who attended 70 percent, due to scheduling conflicts with certain Board of Regents meetings of the University of Washington, where Dr. Wise is Executive Vice President and Provost. The Company encourages all directors to attend each annual meeting of shareholders, and all who were directors at the time attended the 2010 Annual Meeting.

Board Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com/investors) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453.

The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2011, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange (the “NYSE”) listing standards and applicable regulations adopted by the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Company’s written policy requires the Nominating and Corporate Governance Committee to review any transaction or proposed transaction with a related person that would be required to be reported under Item 404(a) of Regulation S-K, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the NYSE listing standards.

The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments.

The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors.

The Compensation Committee oversees the performance evaluation of the Chief Executive Officer and our other Named Executive Officers, and recommends their compensation for approval by the independent members of the Board of Directors. The Compensation Committee also grants equity incentive awards under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Committee also makes recommendations to the Board regarding other management incentive compensation arrangements and profit sharing plan contributions. The Board has determined that each member of the Compensation Committee meets all applicable independence requirements under the NYSE listing standards.

The table below provides information regarding membership of each Board committee as of May 31, 2011 and meetings held during fiscal 2011:

Director Name	Audit	Compensation	Nominating and Corporate Governance	Corporate Responsibility	Finance	Executive
Elizabeth J. Comstock
John G. Connors	✓				✓
Jill K. Conway			✓	Chair
Timothy D. Cook		✓	✓
Ralph D. DeNunzio		Chair	Chair		✓
Alan B. Graf, Jr.	Chair
Douglas G. Houser			✓	✓		✓
Philip H. Knight						Chair
John C. Lechleiter		✓		✓
Mark G. Parker						✓
Johnathan A. Rodgers		✓		✓
Orin C. Smith	✓				Chair
John R. Thompson, Jr.				✓
Phyllis M. Wise				✓

Meetings in Fiscal 2011	13	5	4	5	6	0

Director Independence

Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board affirmatively determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors have no material relationship with the Company and, therefore, are independent, except for Messrs. Knight, Parker, and Thompson. Mr. Knight and Mr. Parker are executive officers of the Company. Mr. Thompson is not independent pursuant to NYSE rules, because the Company has a contract with his son, who is the head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company, under which the Company paid to him $155,000 for services, product, and travel in fiscal 2011.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Elizabeth J. Comstock, appointed as a director on April 21, 2011, was identified by a director search firm, which also provided information about her qualifications and experience. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website: www.nikebiz.com/investors. As provided in these standards and the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, law, or other fields which are complementary to, and balance the knowledge of, other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities.

The Nominating and Corporate Governance Committee identifies qualified potential candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board has no policy regarding Board member diversity, the Nominating and Corporate Governance Committee considers and discusses diversity in selecting nominees for director and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among others. The Board believes that a variety and balance of perspectives on the Board can result in more thoughtful deliberations.

In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full Committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either appoint a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Directors first elected after the 1993 fiscal year must retire at age 72.

Shareholder Communications with Directors

Shareholders or interested parties desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Board Leadership Structure

NIKE’s governance documents provide the Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. In 2004, the Board of Directors chose to separate the position of Chairman of the Board from the position of President and Chief Executive Officer (“CEO”), although this is not a permanent policy of the Board. The Chairman, Mr. Knight, presides over meetings of the Board of Directors and shareholders. The CEO, Mr. Parker, is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board of Directors and its committees.

The Board believes this leadership structure is appropriate for the Company because it separates the leadership of the Board from the duties of day-to-day leadership of the Company. In particular, it permits Mr. Parker to focus his full time and attention to the business, the supervision of which has become increasingly important as the Company has grown. In addition, the structure permits Mr. Knight to direct his attention to the broad strategic issues considered by the Board of Directors. Further, with his significant Company experience and ownership of Common Stock, Mr. Knight is particularly well-suited as Chairman, helping to align the Board with the interests of shareholders.

The chairs of Board committees play an active role in the leadership structure of the Board. The Nominating and Corporate Governance Committee and the Board endeavor to select independent committee chairs who will provide strong leadership to guide the important work of the Board committees. Committee chairs work with senior executives to ensure that committees are discussing the key strategic risks and opportunities for the Company.

The Nominating and Corporate Governance Committee has determined that given the separation of the positions of Chairman and CEO, and the strong leadership of experienced chairs of each of the Board committees, a lead director would not improve the effectiveness of the Board at this time. A presiding director is appointed to chair executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Mr. Parker). The position of presiding director is rotated among the Chairs of the various Board committees, other than the Executive Committee. The current presiding director at the executive sessions is Dr. Conway. Executive sessions are regularly scheduled and held at least once each year. For all of these reasons, the Board believes this leadership structure is optimal and has worked well for many years.

The Board’s Role in Risk Oversight

While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board of Directors takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of NIKE’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its strategic objectives.

The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, and legal matters. The Committee oversees the internal audit function, reviews a risk-based plan of internal audits, and a risk-based integrated audit of internal controls over financial reporting. The Committee meets separately with each of the Vice President of Corporate Audit, representatives of the independent external auditor, and senior management.

•	The Compensation Committee oversees risks and rewards associated with the Company’s compensation philosophy and programs, management succession plans, and management development.

•

The Finance Committee oversees financial matters and risks relating to budgeting, investments, access to capital, capital deployment, acquisitions and divestitures, currency risk and hedging programs, and significant capital projects.

•

The Corporate Responsibility Committee oversees issues that involve reputational risk to the Company, including community engagement, manufacturing health and safety, environmental sustainability, and diversity.

•

The Nominating and Corporate Governance Committee oversees risks associated with company governance, including NIKE’s code of business conduct and ethics, compliance programs, and the structure and performance of the Board and its committees.

Each committee chair works with the senior executive assigned to assist the committee to develop agendas for the year and for each meeting, paying particular attention to areas of business risk identified by management, Board members, internal and external auditors, and in their committee charter, and schedule agenda topics, presentations, and discussions periodically regarding business risks within their area of responsibility. At meetings, the committees discuss areas of business risk, the potential impact, and management’s initiatives to manage it, often within the context of important business decisions. Through this process key business risk areas are reviewed at appropriate times, with some topics reviewed on several occasions throughout the year. At every Board meeting the chair of each committee reports to the full Board its discussions and actions, including those affecting the oversight of various risks.

The Company believes that its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com/investors.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 12 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2010 annual meeting of shareholders, except for Elizabeth J. Comstock, who was appointed to the Board of Directors on April 21, 2011. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Two directors, Jill K. Conway and Ralph D. DeNunzio, who have served on the Board of Directors since 1987 and 1988, respectively, have chosen to retire from the Board at the Annual Meeting, and accordingly will not stand for election at the Annual Meeting. The Company appreciates greatly their distinguished service and valuable contributions to NIKE.

Alan B. Graf, Jr., John C. Lechleiter, and Phyllis M. Wise are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

The Corporate Governance Guidelines adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Background information on the nominees as of July 15, 2011, including some of the attributes that led to their selection, appears below. The Nominating and Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations” above. In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Nominees for Election by Class A Shareholders

Elizabeth J. Comstock — Ms. Comstock, 50, appointed a director on April 21, 2011, is Senior Vice President and Chief Marketing Officer of General Electric Company (“GE”). At GE, she was appointed Vice President, Communications, NBC News Communications in 1994, Senior Vice President, NBC Corporate Communications in 1996, Vice President of Corporate Communications in 1998, Corporate Vice President and Chief Marketing Officer in 2003, President, NBC Universal Integrated Media in 2006, and Senior Vice President and Chief Marketing Officer in 2008. Prior to joining GE in 1994, Ms. Comstock held a succession of publicity and promotions positions at GE, NBC, CBS, and Turner Broadcasting. She began her career in local television production in Virginia. Ms. Comstock is a trustee of the Smithsonian’s Cooper-Hewitt National Design Museum. Ms. Comstock was selected to serve on the Board because her broad experience in, and understanding of, media and marketing aligns well with the Company’s business model, which involves a great deal of each.

John G. Connors — Mr. Connors, 52, a director since 2005, is a partner in Ignition Partners LLC, a Seattle-area venture capital firm. Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation from December 1999 to May 2005. He joined Microsoft in 1989 and held various management positions, including Corporate Controller from 1994 to 1996, Vice President, Worldwide Enterprise Group in 1999, and Chief Information Officer from 1996 to 1999. Mr. Connors is a certified public accountant. Mr. Connors is a member of the Board of Trustees — Swedish Medical Center, and is currently a member of the Board of Directors of Scout Analytics Inc., FiREapps, Inc., DataSphere Technologies, Inc., Splunk, Inc., Tier 3, Inc., Korrio, Inc., the Washington Policy Center, and the University of Washington Tyee Club. Mr. Connors was selected to serve on the Board because his experience and skills in accounting, financial leadership, venture capital, technology, and international operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

Timothy D. Cook — Mr. Cook, 50, a director since 2005, is the Chief Operating Officer of Apple, Inc. Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as Executive Vice President, Worldwide Sales and Operations. Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998. Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997. Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment. Mr. Cook is currently a member of the Board of Directors of the National Football Foundation. Mr. Cook was selected to serve on the Board because his operational executive experience and his knowledge of technology, marketing, and international business allow him to provide the Board with valuable perspectives and insights.

Douglas G. Houser — Mr. Houser, 76, a director since 1970, has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965 and is presently Senior Counsel. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers, and the National Judicial College Foundation Board. Mr. Houser was selected to serve on the Board because his knowledge of NIKE and its Board, together with his experience as a principal of a significant law firm, allow him to provide beneficial contributions regarding legal issues, corporate responsibility, and board governance.

Philip H. Knight — Mr. Knight, 73, a director since 1968, is Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to 2004. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University. Mr. Knight led NIKE from a small partnership founded on a handshake to the world’s largest footwear, apparel, and equipment company. He has extensive knowledge of and experience in Company operations, sports marketing, manufacturing, management, accounting, and financial matters, which make him uniquely qualified to serve as Chairman of the Board.

Mark G. Parker — Mr. Parker, 55, has been President and Chief Executive Officer and a director since 2006. He has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management. Mr. Parker was appointed divisional Vice President in charge of development in 1987, corporate Vice President in 1989, General Manager in 1993, Vice President of Global Footwear in 1998, and President of the NIKE Brand in 2001. He has extensive knowledge and experience regarding Company operations, sports marketing, manufacturing, research, design, development, and management, and is an effective leader of NIKE. His position as CEO makes his participation on the Board critical.

Johnathan A. Rodgers — Mr. Rodgers, 65, a director since 2006, is the President and Chief Executive Officer of TV One, LLC. Prior to joining TV One, LLC in March 2003, Mr. Rodgers was President, Discovery Networks US for Discovery Communications, Inc. from 1996 to 2003. Prior to his work at Discovery Communications, Mr. Rodgers had a 20-year career at CBS, Inc. where he held a variety of executive positions, including President, CBS Television Stations. Mr. Rodgers is also a director of Procter & Gamble Company, a Trustee of the University of California — Berkeley. Mr. Rodgers was selected to serve on the Board because his experience and knowledge in media, broadcasting, and telecommunications, his skills in executive leadership, and knowledge of multicultural media allow him to provide valuable insights to the Board regarding corporate responsibility, diversity, compensation, and marketing.

Orin C. Smith — Mr. Smith, 69, a director since 2004, was President and Chief Executive Officer of Starbucks Corporation from 2000 to 2005. He joined Starbucks as Vice President and Chief Financial Officer in 1990, became President and Chief Operating Officer in 1994, and became a director of Starbucks in 1996. Prior to joining Starbucks, Mr. Smith spent a total of 14 years with Deloitte & Touche. He was later the Executive Vice President and Chief Financial Officer of two transportation companies. Between these assignments, he was Chief Policy and Finance Officer in the administrations of two Washington State Governors. Mr. Smith is currently a member of the board of directors of Washington Mutual Inc. and The Walt Disney Company, and serves on the Board of Regents of the University of Washington. Mr. Smith was selected to serve on the Board because his experience and skills in accounting, financial leadership, marketing, international and retail operations enable him to make valuable contributions to NIKE’s Audit Committee and Finance Committee.

John R. Thompson, Jr. — Mr. Thompson, 70, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He hosts a sports radio talk show in Washington, D.C., and is a nationally broadcast sports analyst for Turner Network Television (TNT) and the Westwood One, Inc. radio network. He serves as Assistant to the President of Georgetown for Urban Affairs, and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors. Mr. Thompson was selected to serve on the Board because his extensive experience and knowledge of education, college and professional sports, media, broadcasting, and knowledge of urban issues allow him to provide valuable insights to the Board regarding sports marketing, corporate responsibility, and diversity.

Nominees for Election by Class B Shareholders

Alan B. Graf, Jr. — Mr. Graf, 57, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He previously served on the boards of directors of Kimball International Inc., Storage USA, Inc. and Arkwright Mutual Insurance Co., and he is currently a director of Mid-America Apartment Communities, Inc. Mr. Graf was selected to serve on the Board because his experience and skills in auditing accounting, financial management, and international operations enable him to effectively lead NIKE’s Audit Committee, serving as its Chair and financial expert.

John C. Lechleiter — Dr. Lechleiter, 57, a director since 2009, is Chairman of the Board, President, and Chief Executive Officer of Eli Lilly and Company (“Lilly”). He has served as president and chief executive officer since April 2008. He has been a member of Lilly’s board of directors since 2005 and was named chairman in 2008. Dr. Lechleiter began work at Lilly as a senior organic chemist in Lilly’s process research and development division in 1979. He is a member of the American Chemical Society, Business Roundtable, and Business Council. He serves on the boards of Pharmaceutical Research and Manufacturers of America (PhRMA), United Way Worldwide, Xavier University, the Life Sciences Foundation, Central Indiana Corporate Partnership, and the 2012 Indianapolis Super Bowl Host Committee. Dr. Lechleiter was selected to serve on the Board because his operational executive experience and his knowledge of science, marketing, management, and international business allow him to provide the Board with significant contributions in those strategic areas.

Phyllis M. Wise — Dr. Wise, 66, a director since 2009, is Executive Vice President and Provost of the University of Washington, where she is also professor of physiology and biophysics, biology, and obstetrics and gynecology. She joined the University of Maryland School of Medicine as an assistant professor in 1976, was appointed associate professor in 1982, and professor in 1987. Dr. Wise was appointed a professor and chair of the department of physiology at the University of Kentucky in 1993, and was appointed dean of the division of biological sciences and distinguished professor of neurobiology at the University of California Davis in 2002. In 2005, she was appointed Vice President and Provost at the University of Washington, and was appointed Executive Vice President and Provost in 2007. Dr. Wise has a doctorate in zoology from the University of Michigan, has an honorary doctorate from Swarthmore College, and is an elected member of the Institute of Medicine. Dr. Wise was selected to serve on the Board because her extensive experience in medical science, health, higher education, and societal issues allow her to provide valuable contributions to the Board’s deliberations of strategic importance.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total ($)
Elizabeth J. Comstock	$8,685	$111,360	—	—	$120,045
John G. Connors	82,500	100,560	—	$259	183,319
Jill K. Conway	71,000	100,560	—	20,402	191,962
Timothy D. Cook	77,500	100,560	—	20,298	198,358
Ralph D. DeNunzio	104,000	117,320	—	20,298	241,618
Alan B. Graf, Jr.	94,000	100,560	—	298	194,858
Douglas G. Houser	77,000	117,320	$32,535	15,745	242,600
John C. Lechleiter	79,000	100,560	—	298	179,858
Johnathan A. Rodgers	79,500	100,560	—	429	180,489
Orin C. Smith	90,500	100,560	—	20,178	211,238
John R. Thompson, Jr.	54,000	100,560	—	20,930	175,490
Phyllis M. Wise	70,000	100,560	—	20,214	190,774

(1)	Represents the grant date fair value of annual director options granted in fiscal 2011 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. On September 20, 2010, each listed director other than Messrs. DeNunzio and Houser and Ms. Comstock was granted an option for 6,000 shares with an exercise price of $78.37 per share, which was the closing market price of our Class B Common Stock on the grant date. On September 20, 2010, each of Messrs. DeNunzio and Houser was granted an option for 7,000 shares with an exercise price of $78.37 per share. On April 21, 2011, Ms. Comstock was granted an option for 6,000 shares with an exercise price of $80.19 per share. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2011. As of May 31, 2011, non-employee directors held outstanding options for the following numbers of shares of our Class B Common Stock: Ms. Comstock 6,000; Mr. Connors, 44,000; Dr. Conway, 26,000; Mr. Cook, 26,000; Mr. DeNunzio, 66,000; Mr. Graf, 50,000; Mr. Houser, 32,000; Dr. Lechleiter, 15,000; Mr. Rodgers, 28,000; Mr. Smith, 52,000; Mr. Thompson, 34,000; and Dr. Wise, 11,000.

(2)	Represents above-market earnings credited during fiscal 2011 to the account of Mr. Houser under our prior Executive Deferred Compensation Plan adopted in 1983 (the “1983 DCP”). While deferrals under the 1983 DCP were discontinued in 1990, earnings have continued to accrue on the 1983 DCP account balances. Under the terms of the 1983 DCP, Mr. Houser received a guaranteed return equal to the current monthly rate of Moody’s seasoned corporate bonds index, plus 4%, which paid an average interest rate of 9.39% in fiscal 2011.

(3)	Includes medical and life insurance premiums paid by us of $20,227 for each of Dr. Conway and Mr. Thompson. Also includes matching charitable contributions by us under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and we provide a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate for each director annually. In fiscal 2011, we matched contributions to charities in the following amounts: Mr. Cook, $20,000, Mr. DeNunzio, $20,000, Mr. Houser, $15,584, Mr. Smith, $20,000, and Dr. Wise, $20,000. Also includes sample and test products we provided to directors during the fiscal year, the value of which we estimate at $259 for Mr. Connors, $175 for Dr. Conway, $298 for Messrs. Cook, DeNunzio and Graf and Dr. Lechleiter, $161 for Mr. Houser, $429 for Mr. Rodgers, $178 for Mr. Smith, $703 for Mr. Thompson and $214 for Dr. Wise based on our incremental cost.

Director Fees and Arrangements

Under our standard director compensation program in effect in fiscal 2011, each non-employee director receives an annual retainer fee at the rate of $60,000 per year, a $2,000 meeting fee for each board meeting attended ($1,000 for each telephonic meeting) and a $1,000 meeting fee for each committee meeting attended ($500 for each telephonic meeting). Ms. Comstock received a retainer of $6,685 for six weeks of service in fiscal 2011. Additionally, on the date of each annual meeting of shareholders, each non-employee director receives an option to purchase 6,000 shares of our Class B Common Stock. The option has a term of ten years and an exercise price equal to the closing market price of our Class B Common Stock on the grant date. The option becomes exercisable in full on the date of the next annual meeting of shareholders. Ms. Comstock, Messrs. Connors, Cook, Graf, Lechleiter, Rodgers and Smith, and Dr. Wise participate in our standard director compensation program. Messrs. DeNunzio and Houser also participate in our standard program, except that, in exchange for electing in fiscal 2000 to participate in the standard program when it was first instituted, they each receive an annual option to purchase 7,000 shares of our Class B Common Stock, instead of 6,000 shares. Consistent with the Board’s policy, Ms. Comstock received an option to purchase 6,000 shares of our Class B Common Stock upon her appointment to the Board. The option was granted on April 21, 2011 for Ms. Comstock, the date she was appointed to the Board.

Mr. Thompson and Dr. Conway do not participate in our standard director compensation program. Pursuant to elections made in fiscal 2000, Mr. Thompson and Dr. Conway receive an annual retainer fee at the rate of $42,000 per year (instead of the $60,000 annual retainer fee paid under our standard program), a $2,000 meeting fee for each board meeting attended ($1,000 for each telephonic meeting) and a $1,000 meeting fee for each committee meeting attended ($500 for each telephonic meeting). Pursuant to these elections, Mr. Thompson and Dr. Conway also receive medical insurance and $500,000 of life insurance coverage paid for by us. Additionally, on the date of each annual meeting of shareholders, Mr. Thompson and Dr. Conway each receive an annual option to purchase 6,000 shares of our Class B Common Stock on the same terms as apply to the options granted pursuant to our standard program.

Non-employee directors serving as chair to a board committee, except the Executive Committee, also receive an annual fee at the rate of $10,000 for each committee chaired, and the chair of the Audit Committee receives an annual fee at the rate of $15,000. We also pay for or reimburse our non-employee directors for travel and other expenses incurred in attending board meetings.

Philip H. Knight, as the chairman of our board of directors, is one of our executive officers, but is not a Named Executive Officer. Mr. Knight does not receive any additional compensation for services provided as a director.

Director Participation in Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by us, including retainer fees, committee fees and meeting fees. For a description of the plan, see “Non-Qualified Deferred Compensation in Fiscal 2011” below. In addition, in fiscal 2000, Dr. Conway and Messrs. DeNunzio, Houser, and Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for their waiver of rights to future payments under a former non-employee director retirement program. The Class B Stock credited to these directors’ accounts will be distributed to them upon their retirement from the Board, and the accounts are credited with quarterly dividends until distributed.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2011, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the SEC to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Mr. Knight and for all directors and officers as a group. In addition, unless otherwise indicated, all persons named below can be reached at c/o John F. Coburn III, Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Elizabeth J. Comstock	Class B	—		—
John G. Connors	Class B	44,460	(3)	—
Jill K. Conway	Class B	41,462	(3) (4)	—
Timothy D. Cook	Class B	20,000	(3)	—
Ralph D. DeNunzio	Class B	217,752	(3) (4)	—
Alan B. Graf, Jr	Class B	62,000	(3)	—
Douglas G. Houser	Class B	190,232	(3) (4)	—
Philip H. Knight	Class A	67,097,005	(5)	74.6%
One Bowerman Drive, Beaverton, Oregon 97005	Class B	67,104,745	(5)	17.8%
John C. Lechleiter	Class B	10,500	(3)	—
Mark G. Parker (6)	Class B	1,189,464	(3) (7)	0.3%
Johnathan A. Rodgers	Class B	22,000	(3)	—
Orin C. Smith	Class B	48,700	(3)	—
John R. Thompson, Jr	Class B	35,601	(3) (4)	—
Phyllis M. Wise	Class B	5,000	(3)	—
Donald W. Blair (6)	Class B	507,723	(3) (7) (8)	0.1%
Charles Denson (6)	Class B	1,029,425	(3) (7)	0.3%

	Title of Class		Shares Beneficially Owned (1)		Percent of Class (2)
Trevor A. Edwards (6)	Class B		512,289	(3) (7)	—
Gary M. DeStefano (6)	Class B		88,808	(3) (7)	—
Sojitz Corporation of America	Preferred	(9)	300,000		100%
1211 S.W. 5th Ave, Pacwest Center, Ste. 2220, Portland, OR 97204
FMR LLC	Class B		20,951,837	(10)	5.5%
82 Devonshire Street, Boston, MA 02109
BlackRock, Inc	Class B		18,932,752	(11)	5.0%
40 East 57th Street, New York, NY 10022
All directors and executive officers as a group (26 persons)	Class A		67,097,005		74.6%
	Class B		72,072,394	(3)	19.1%

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)	These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2011, the following numbers of shares: 38,000 shares for Mr. Connors, 12,000 shares for Dr. Conway, 20,000 shares for Mr. Cook, 57,000 shares for Mr. DeNunzio, 44,000 shares for Mr. Graf, 25,000 shares for Mr. Houser, 9,000 shares for Mr. Lechleiter, 922,500 shares for Mr. Parker, 22,000 shares for Mr. Rodgers, 46,000 shares for Mr. Smith, 20,000 shares for Mr. Thompson, 5,000 shares for Dr. Wise, 433,000 shares for Mr. Blair, 902,500 shares for Mr. Denson, 439,000 shares for Mr. Edwards, 50,000 shares for Mr. DeStefano, and 4,975,389 shares for the executive officer and director group.

(4)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 9,678 for Dr. Conway, 8,952 for Mr. DeNunzio, 9,858 for Mr. Houser, and 7,601 for Mr. Thompson.

(5)	Does not include: (a) 130,448 Class A Stock owned by a corporation which is owned by Mr. Knight’s spouse, (b) 19,604,019 Class A Stock held by four grantor annuity trusts for the benefit of Mr. Knight’s children, (c) 796,145 Class B Stock held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (d) 1,294,403 Class B Stock held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (e) 6,243,804 Class B Stock held by Cardinal Investment Sub I L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(6)	Executive officer listed in the Summary Compensation Table.

(7)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Messrs. Parker, Blair, Denson, Edwards and DeStefano in the amounts of 6,792, 2,294, 8,649, 3,590 and 6,850 shares, respectively.

(8)	Includes 29,779 shares pledged as security.

(9)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(10)	Information provided as of December 31, 2010 in Schedule 13G filed by the shareholder.

(11)	Information provided as of July 8, 2011 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2011 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that a sale of 16,500 shares on September 29, 2010 by Hans van Albeeck was reported late, and a sale of 10,000 shares on December 21, 2010 by Timothy Cook was reported late, in each case due to an administrative error.

Transactions with Related Persons

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. Mr. Knight has reimbursed the Company $729,433 for NIKE’s operating costs related to his personal use of this aircraft during fiscal 2011, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d).

Pursuant to the terms of a past consulting agreement with the Company, the Company agreed to pay for health insurance and for life insurance policies for Howard Slusher, the father of John Slusher, Vice President of Sports Marketing, following expiration of the agreement. During fiscal 2011, the Company paid Howard Slusher $129,870 for health and life insurance premiums.

Three of Mr. Parker’s siblings are employed by the Company in non-executive roles. Bob Parker is a Strategic Sales Director, and has been employed by the Company for over 27 years; Stephen Parker is the General Manager, China-Converse, and has been employed by the Company for over 23 years; and Ann Parker is a Talent Development and Community Relations Director at Hurley LLC, and has been employed by the Company for over 21 years. During fiscal year 2011, the Company paid aggregate compensation to Bob Parker, Stephen Parker and Ann Parker in the amounts of $409,833, $476,330, $206,201, respectively. The compensation was consistent with compensation paid to other employees holding similar positions, and was composed of salary, performance bonus, the grant date fair value of stock options granted during the fiscal year estimated using the Black-Scholes pricing model, and profit sharing and matching contributions to Company-sponsored retirement plans.

Mr. Thompson’s son, John Thompson III, is the head basketball coach at Georgetown University, and the Company has a contract with him to provide endorsement and consulting services to the Company through August 2014, with base compensation over the 5-year term of the contract of $500,000, and up to $80,000 per year of product and other performance incentives.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2011 were Ralph D. DeNunzio, Timothy D. Cook, John C. Lechleiter, and Johnathan A. Rodgers. The Committee is composed solely of independent, non-employee directors. No member of the Compensation Committee has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended May 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Operation of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) oversees the performance evaluation of the CEO against goals and objectives set by the Committee, and based on the evaluation, recommends the CEO’s compensation to the independent members of the Board of Directors. Subject to the approval of the independent members of the Board of Directors, the Committee also determines the compensation of our other Named Executive Officers. The Committee also oversees the performance evaluation of those officers and the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is comprised of Ralph D. DeNunzio (Chairman), Timothy D. Cook, John C. Lechleiter, and Johnathan A. Rodgers, each of whom is an independent director under applicable NYSE listing standards. The Committee operates pursuant to a written charter that is available on our website at: www.nikebiz.com/investors.

Each year, the Committee reviews our executive total compensation programs to ensure they continue to reflect the Committee’s commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. In conducting their annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains Aon Hewitt Associates and Towers Watson, both independent compensation consulting firms, to provide surveys and reports containing competitive market data. These consultants do not formulate executive compensation strategies for NIKE or recommend individual executive compensation. The human resources staff uses the surveys and reports to make recommendations to the Committee concerning executive compensation. The Committee has the sole authority under its charter to retain compensation consultants to assist the Committee in evaluating the compensation of executive officers, but chose to not retain any such consultants. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation.

Use of Market Survey Data

To help establish competitive ranges of base salary, incentive compensation opportunities, and target total compensation for the purpose of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Aon Hewitt Associates and Towers Watson. We consider market survey data from a peer group of 14 companies which have similar revenue size, have similar products or markets, or reflect the companies with which we compete for executive talent. In addition, we consider market data across many industries focusing on companies with revenues of $10 billion or more.

For purposes of setting executive compensation for fiscal 2011, the companies in this peer group were unchanged from fiscal 2010 and consisted of the following:

Company	Reported Fiscal Year	Revenue (in millions)
Apple Inc.	09/10	$65,225.0
The Coca-Cola Company	12/10	35,119.0
Colgate-Palmolive Company	12/10	15,564.0
FedEx Corp.	05/10	34,734.0
Gap Inc.	01/11	14,664.0
General Mills Inc.	05/10	14,796.5
Google Inc.	12/10	29,321.0
Kellogg Co.	12/10	12,397.0
Limited Brands Inc.	01/11	9,613.0
Macy’s, Inc.	01/11	25,003.0
McDonald’s Corporation	12/10	24,074.6
PepsiCo, Inc.	12/10	57,838.0
Starbucks Corp.	09/10	10,707.4
The Walt Disney Company	09/10	38,063.0

The surveys that our human resources staff reviews show percentile compensation levels for various executive positions with comparable job responsibilities. The Committee does not endeavor to set executive compensation at or near any particular percentile, and considers target total compensation to be competitive if it is within the 50th to 75th percentiles. Market data is one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance, expectations regarding the individual’s future potential contributions, succession planning and retention strategies, budget considerations, and our performance.

Objectives and Elements of Our Compensation Program

Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder returns. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. Our program consists of the following elements:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and future potential

•	Annual performance-based incentive cash bonus based on Company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of equity and performance-based cash incentives, including:

•	Performance-based cash awards based on Company financial results under the Long-Term Incentive Plan to encourage attainment of long-term financial objectives

•	Stock options to align the interests of executives with those of shareholders

•	Restricted stock awards to provide incentives consistent with shareholder returns, and to supply a strong retention incentive

•	Benefits

•	Profit sharing contributions to defined contribution retirement plans

•	Post-termination payments under non-competition or employment agreements

In determining the award levels for each of the elements in our total compensation program, our philosophy is to “pay for performance.” As a result, we place relatively greater emphasis on the incentive components of compensation (Executive Performance Sharing Plan, Long-Term Incentive Plan, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder returns. This is balanced with retention incentives provided by base salary and restricted stock awards. In fiscal 2011, incentive components (including restricted stock) accounted for 87% of the CEO’s target compensation, 85% of the NIKE Brand President’s target compensation, and approximately 75% of the other Named Executive Officers’ target compensation, as shown in the following chart:

*	Includes Executive Performance Sharing Plan, Long-Term Incentive Plan, stock options, and restricted stock

We look to the experience and judgment of the Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. We do not apply fixed ratios or formulae, or rely solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive’s position in the Company, individual past performance, expectations for future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, and retention incentives for succession planning.

Total Compensation Changes (fiscal 2011 versus fiscal 2010)

The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 19. The decrease in total compensation from fiscal 2010 to fiscal 2011 is primarily due to the following:

•	Each of the Named Executive Officers earned an annual cash payment under the Executive Performance Sharing Plan at 132% for fiscal 2011 versus 150% for fiscal 2010

•	For fiscal 2011, there were no Long-term Incentive Plan payouts for any of the Named Executive Officers compared to a 97% payout to each of them in fiscal 2010

•

The restricted stock grants in fiscal 2011 for Messrs. Blair, DeStefano, and Edwards represent the first grants made under the new practice to award restricted stock annually to all Named Executive Officers versus the previous practice of making grants every three years

•	The accounting fair value of stock options of $17.67 per share in fiscal 2011 was lower than the accounting fair value of $23.40 per share in fiscal 2010

Annual Cash Compensation

Base Salary

When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff considers the market data described above to recommend base salaries generally between the 50th and 75th percentiles of the salaries for comparable positions reflected in the surveys and reports. Other factors considered in setting annual salary levels include the individual’s performance in the prior year, expectations regarding the individual’s future performance, experience in the position, any anticipated increase in the individual’s responsibilities, internal pay equity for comparable positions, succession planning strategies, and our annual salary budget. The Committee reviews these factors each year and adjusts base salary levels to ensure that we are appropriately rewarding performance.

The Committee generally reviews base salaries of the Named Executive Officers annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the salary review in June 2010, the Committee decided to increase Mr. Parker’s annual salary 5% from $1,475,000 to $1,550,000, to reflect his individual performance results against goals and objectives established by the Committee, and his leadership in achieving the Company’s performance of long-term strategic initiatives and financial targets for fiscal 2010. The Committee also decided to increase Mr. Denson’s annual salary 4.8% from $1,260,000 to $1,320,000, Mr. DeStefano’s annual salary 3% from $1,000,000 to $1,030,000, and the annual salaries for Messrs. Blair and Edwards 4.9% from $810,000 to $850,000. The increases were generally in line with average Company-wide merit increases for fiscal 2010.

In setting a Named Executive Officer’s overall compensation package, the Committee attempts to place a relatively greater emphasis on the incentive components of compensation described below.

Performance-Based Annual Incentive Bonus

Annual bonuses are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for bonuses is simple: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. The PSP for all executives is based 100% on overall corporate performance each year as measured by income before income taxes excluding the effect of any acquisitions, divestitures or accounting changes (“PTI”). Basing our bonus program for all executives on overall corporate performance is intended to foster teamwork and send the message to each executive that his or her role is to help ensure overall organizational success and maximize shareholder returns.

Each year the Committee establishes a target bonus for each Named Executive Officer under the PSP expressed as a percentage of base salary paid during the year. For fiscal 2011, the Committee set Mr. Parker’s target bonus at 135%, Mr. Denson’s target bonus at 120%, and the target bonus for Messrs. Blair, DeStefano, and Edwards at 80%, which were the same target bonus percentages as in fiscal 2010 and 2009. The Committee sets these target bonus levels each year based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data as described above under Use of Market Survey Data, while maintaining internal pay equity for comparable positions.

The maximum bonus possible under the PSP is 150% of the target bonus, and the threshold bonus is 50% of the target bonus. If we do not achieve the threshold performance goal, the bonus payout would be zero, and if we exceed the maximum performance goal, the bonus payout would be capped at 150% of the target bonus. In June 2010, the Committee approved PSP performance goals for fiscal 2011 of $2,705 million of PTI for the target bonus payout, $2,921 million of PTI for the 150% maximum bonus payout, and $2,505 million of PTI for the 50% threshold bonus payout. The performance goal for the target payout represented a 7.5% increase over fiscal 2010 PTI of $2,517 million. The performance goal for the maximum payout represented a 16.1% increase above the prior year PTI, and the performance goal for the threshold payout represented a 0.5% decrease. The percentage changes in PTI over prior year results required to achieve the target, maximum, and threshold bonus payouts each year are not uniform percentages, but are established by the Committee based on its evaluation of our business plan and prospects for the year.

NIKE delivered strong operating performance in fiscal 2011, achieving PTI of $2,844 million, a 13% increase over fiscal 2010 PTI. As a result, each executive officer’s bonus was paid out at 132% of the target bonus.

Long-Term Compensation

Performance-Based Long-Term Incentive Plan

The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the annual bonus, the LTIP follows our “pay for performance” philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program focuses executives on overall, long-term financial performance, and is intended to reward them for improving shareholder returns. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal years for all executives under the LTIP. LTIP measures for all executives are based 50% on cumulative revenues for the three-year performance period and 50% on cumulative diluted earnings per share (“EPS”) for the period, in each case excluding the effect of acquisitions, divestitures and accounting changes.

During the compensation review in June 2010, the Committee decided to not change the LTIP target awards for any of the Named Executive Officers. As such, the target awards for the fiscal 2011-13 performance period were set at $2,000,000 for Mr. Parker, $1,500,000 for Mr. Denson and $500,000 for Messrs. Blair, DeStefano and Edwards. The Committee sets individual Named Executive Officer target LTIP levels each year based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and what it finds to be competitive against market data as described above under Use of Market Survey Data, while maintaining internal pay equity for comparable positions.

The Committee set the maximum possible payout under the LTIP equal to 200% of the target award and the threshold payout equal to 50% of the target award. For the fiscal 2011-13 performance period, the cumulative EPS necessary to achieve the target award payout requires a compounded annual growth rate (“CAGR”) in EPS of 11.9% from fiscal 2010 results of $3.86. The 200% maximum payout requires cumulative EPS corresponding to an 18.4% CAGR and the 50% threshold payout requires cumulative EPS corresponding to a 7.7% CAGR. For revenue over the fiscal 2011-13 performance period, the cumulative revenue necessary to achieve the target award payout requires a CAGR in revenues of 8.0% from fiscal 2010 results of $19,014 million. The 200% maximum payout requires cumulative revenues corresponding to a 11.5% CAGR. The 50% threshold payout requires cumulative revenues corresponding to a 5.3% CAGR. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively. Payout below the threshold payout level may occur if either the revenue or EPS related percentage achievement is less than 50%. If both revenue and EPS fall below the threshold level, there is no payment.

In setting the LTIP performance targets for the fiscal 2011-13 performance period, the Committee carefully considered the impact of continuing instability in the worldwide economy on future business over the following three fiscal years. After deliberation, the Committee set revenue and EPS performance targets closer to our long-term financial goals of mid-teens percentage growth in EPS and mid-to-high single-digit percentage revenue growth. In setting these targets, the Committee set target CAGRs that in its view were achievable but appropriately challenging to motivate executives to exceed goals.

Our executive officers were eligible to receive LTIP award payouts based on performance targets set in June 2008 covering the fiscal 2009-11 performance period. Based on our performance over the last three fiscal years, there was no payout to any of the executive officers. Cumulative revenues for the period were $59,052 million and cumulative EPS for the period was $11.28, which for both measures was below the 50% minimum threshold payout level set by the Committee. Revenue and EPS results were below the threshold largely due to the economic downturn during that period (which affected revenue), and extraordinary one-time charges in fiscal 2009 for the impairment of intangible assets of our Umbro subsidiary and the Company restructuring to realign our organization.

Performance-Based Stock Options

The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”: executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise. Our stock option program is generally based on granting options for a consistent number of shares each year for each position. When determining the grants, the Committee focuses on the number of shares, not the value for accounting purposes. Our approach is based on our desire to carefully control annual share usage and avoid fluctuations in grant levels due to share price changes. The Committee awards stock options to each executive based on its judgment. The Committee considers a number of factors including the individual’s performance, management succession, competitive market data as described above under Use of Market Survey Data, internal pay equity for comparable positions, and a desirable mix of long-term incentives. Our human resources staff periodically tests the reasonableness of our stock option grants against competitive market data and may make recommendations to the Committee.

Options are generally granted annually to selected employees, including the Named Executive Officers, in July of each year under our shareholder-approved Stock Incentive Plan. Stock options for fiscal 2011 were granted by the Committee on July 16, 2010 with an exercise price equal to the closing market price of our stock on that date.

Options were granted in July 2010 to Mr. Parker for 165,000 shares. This was an increase of 15,000 shares for Mr. Parker in comparison to the number of options granted in July 2009. The Committee increased the number of stock options granted to Mr. Parker to reflect the Committee’s desire to align a higher portion of his compensation with shareholder returns, consistent with their review of grants to comparable executives in our competitive market data. The Committee granted options to Mr. Denson for 120,000 shares and to Messrs. Blair, DeStefano, and Edwards for 50,000 shares which were the same number of stock options granted to each of them in July 2009. The Committee, in its judgment, decided not to change from the prior year the number of shares granted to Messrs. Denson, Blair, DeStefano, and Edwards based on a review of each of the factors described above, and the Committee’s determination that the relative weighting of equity incentive compensation to target total compensation remained appropriate.

Options we grant generally vest over a four year period, and are forfeited if the employee leaves before vesting occurs, to promote executive retention. A standard retirement feature of stock options granted to all employees from 2002 through 2009 was to accelerate vesting of some or all options for any employee with at least five years of service where the sum of the employee’s age plus years of service totaled a minimum of 55, as described below under the heading “Potential Payments Upon Termination or Change-in-Control”. Based on their ages and years of service, Messrs. Parker, Denson, DeStefano, Blair, and Edwards could terminate employment at any time and receive full vesting of their options granted prior to July 2010.

In June 2010, after a review of the Company’s succession plans, the Committee and the Board of Directors amended the Stock Incentive Plan for future option grants, to remove this accelerated vesting feature and replaced it with a strengthened provision to encourage employees to delay retirement, thus enhancing retention. Beginning with the July 2010 grants, only those employees with a minimum of five years of service who are age 55 and above at the time of termination of employment will be eligible for the provision. Under the provision, only unvested stock options that have been granted for at least one full year to employees between the ages of 55 to 59 at the time of termination of employment will continue to vest, and may be exercised for up to four years after termination. If an employee is age 60 or older and has at least five years of service at termination, unvested stock options that have been granted for at least one full year, will receive accelerated vesting, and may be exercised for up to four years after termination. The features related to accelerated vesting are described below on page 23 under the heading “Potential Payments upon Termination or Change-in-Control.”

Restricted Stock Awards

The third component in our long-term portfolio mix is restricted stock awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price, consistent with shareholder returns. Restricted stock awards are generally granted in July at the same meeting at which stock options are granted under our shareholder-approved Stock Incentive Plan. Awards generally vest in three equal installments on each of the first three anniversaries of the grant date. The awards promote executive retention as unvested shares held at the time the executive’s employment is terminated are forfeited. Award recipients receive dividends on the full number of restricted shares awarded, both vested and unvested.

Historically, the Committee has generally awarded restricted stock to Named Executive Officers once every three years. Our human resources staff periodically reviews the value and frequency of grants against competitive market data as described above under Use of Market Survey Data, and may recommend changes to the Committee. In June 2010, after a review of long-term incentive compensation, the Committee determined that beginning with July 2010 grants, restricted stock awards to Named Executive Officers will be awarded annually. This supports our succession plans by helping ensure retention of key leaders critical to growing the business. This practice aligns with our practice prior to fiscal 2011 of granting restricted stock annually to Mr. Parker and Mr. Denson to provide a greater alignment between their compensation and shareholder returns. The Committee also believes that this change will provide greater consistency and comparability of executive compensation disclosure from year-to-year. The Committee may also award restricted stock in connection with promotions or other special circumstances.

In July 2010, the Committee granted a restricted stock award to Mr. Parker valued at $3,500,000, and granted an award to Mr. Denson valued at $2,000,000, representing 50,755 shares of our Class B Stock for Mr. Parker and 29,003 shares for Mr. Denson, based on the closing price of our Class B Stock on the grant date. This was the same value of restricted stock granted to each of them in 2009. Messrs. Blair, DeStefano, and Edwards each received an award valued at $500,000, representing 7,251 shares of our Class B Stock, based on the closing price of our Class B Stock on the grant date. This represented a $1,000,000 decrease compared to the value of restricted stock granted to each of them in July 2009 because this represented the first grant under the new practice to provide them annual grants instead of triennial grants. The Committee, in its judgment, set these award levels based on several factors, including what the Committee believed to be a desirable mix of long-term compensation, their determination of an appropriate weighting of potential future contribution to the Company, retention incentives, and competitive grants based on competitive market data.

Profit Sharing and Retirement Plans

The NIKE 401(k) Savings and Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 5% of their total eligible compensation. We also make annual profit sharing contributions to the accounts of our employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. The total profit sharing contribution and the percentage of salary and bonus contributed for each employee is determined each year by the Board of Directors. For fiscal 2011, the Board of Directors approved a profit sharing contribution for each employee equal to 4.58% of the employee’s total eligible salary and bonus.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and bonus ($245,000 for fiscal 2011) with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and bonus of any employee that exceeds the tax law limit, and for fiscal 2011 these contributions were equal to 4.58% of the total salary and bonus of each Named Executive Officer in excess of $245,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing retirement contributions in the same percentage as our other employees. We do not match executive deferrals to the Deferred Compensation Plan. Executive officer balances in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2011 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Post-termination Payments under Non-competition and/or Employment Agreements

In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide during the non-competition period the monthly payments described in “Potential Payments upon Termination or Change-in-Control” below on page 23, some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

Change-in-Control Provisions

Under the terms of stock option and restricted stock awards granted before fiscal 2011, any unvested awards would vest upon certain transactions that would result in a change in control, such as shareholder approval of a liquidation, a sale, lease, exchange or transfer of substantially all of the assets of the Company, or a consolidation, merger, plan of exchange, or transaction in which the Company is not the surviving corporation. These transactions are described below under the heading “Potential Payments Upon Termination or Change-in-Control.” This vesting feature, re-approved by shareholders in 2005, was in place because we believed that utilizing a single event to vest awards provided a simple and certain approach for treatment of equity awards in a transaction that would likely result in the elimination or de-listing of our stock. This provision recognized that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treated all employees the same regardless of their employment status after the transaction. In addition, it provided our employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

In June 2010, the Committee approved a revision to our change-in-control vesting provision under which future stock option and restricted stock awards are subject to accelerated vesting only when two events (a “double trigger”) occur. Beginning with grants made in July 2010, vesting of grants are generally accelerated only if there is a change in control of the Company and either the acquiring entity fails to assume the awards or the employee’s employment is terminated by the acquirer without cause or by the employee for good reason within two years following a change in control. This double trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach will enhance shareholder value in the context of an acquisition, and align executives with the interests of investors.

Risk Assessment

At the Committee’s request, in fiscal 2011 management prepared and discussed with the Committee, an assessment of potential risk associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short- and long-term incentives, a balance of cash and equity incentives, vesting of awards over time, and the potential for clawback of incentive compensation. In addition, for equity compensation the Committee and the Board restricted both the future eligibility for accelerated vesting of stock options upon termination of employment and the accelerated vesting of all equity awards upon change in control (as described above).

Clawback Policy

In June 2010, the Committee and Board of Directors approved a policy for recoupment of incentive compensation (the “clawback policy”). The Board of Directors adopted the clawback policy to prevent executives involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes the annual PSP bonus, LTIP payout, profit sharing contributions to the Deferred Compensation Plan, and excess proceeds from sales of stock acquired under stock option and restricted stock awards that occurred prior to the restatement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Annual bonuses under our Executive Performance Sharing Plan, long-term incentive awards under our Long-Term Incentive Plan and stock options under our 1990 Stock Incentive Plan are all structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. However, base salary and compensation on vesting of restricted stock awards are subject to the $1 million deductibility cap. Accordingly, in fiscal 2011 a portion of the compensation paid to Messrs. Parker, Denson, DeStefano, and Edwards was not deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Timothy D. Cook

John C. Lechleiter

Johnathan A. Rodgers

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2011, for fiscal 2011. These individuals are referred to throughout this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Mark G. Parker	2011	$1,535,557	$3,500,065	$2,916,095	$2,735,569	$343,395	$11,030,681
Chief Executive Officer and President	2010	1,475,000	3,500,003	3,510,270	4,441,875	191,686	13,118,834
	2009	1,463,462	2,250,012	2,309,796	900,000	190,125	7,113,395
Donald W. Blair	2011	842,308	500,029	883,665	889,207	140,669	3,255,878
Vice President and Chief Financial Officer	2010	810,000	1,500,046	1,170,090	1,263,000	93,939	4,837,075
	2009	800,769	—	855,480	450,000	82,095	2,188,344
Charles D. Denson	2011	1,308,462	2,000,047	2,120,796	2,071,975	248,764	7,750,044
President of the NIKE Brand	2010	1,260,000	2,000,009	2,808,216	3,238,000	127,261	9,433,486
	2009	1,250,769	1,500,047	1,882,056	750,000	188,104	5,570,976
Gary M. DeStefano	2011	1,024,231	500,029	883,665	1,081,260	150,362	3,639,547
President, Global Operations	2010	1,000,000	1,500,046	1,170,090	1,491,000	87,612	5,248,748
	2009	994,615	—	855,480	450,000	94,401	2,394,496
Trevor A. Edwards	2011	842,308	500,029	883,665	889,207	126,570	3,241,779
Vice President, Global Brand & Category Management	2010	810,000	1,500,046	1,170,090	1,263,000	73,938	4,817,074
	2009	804,615	—	855,480	450,000	73,120	2,183,215

(1)	Represents the grant date fair value of restricted stock awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date.

(2)	Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2011.

(3)	Non-Equity Incentive Plan Compensation consists of the following:

Name	Fiscal Year	Annual Incentive Compensation ($)	Long-Term Incentive Compensation ($)	Total ($)
Mark G. Parker	2011	$2,735,569	$—	$2,735,569
	2010	2,986,875	1,455,000	4,441,875
	2009	—	900,000	900,000
Donald W. Blair	2011	889,207	—	889,207
	2010	972,000	291,000	1,263,000
	2009	—	450,000	450,000
Charles D. Denson	2011	2,071,975	—	2,071,975
	2010	2,268,000	970,000	3,238,000
	2009	—	750,000	750,000
Gary M. DeStefano	2011	1,081,260	—	1,081,260
	2010	1,200,000	291,000	1,491,000
	2009	—	450,000	450,000
Trevor A. Edwards	2011	889,207	—	889,207
	2010	972,000	291,000	1,263,000
	2009	—	450,000	450,000

Amounts shown in the Annual Incentive Compensation column were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan. Amounts shown in the Long-Term Incentive Compensation column were earned for performance during the three fiscal-year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(4)	For each of the Named Executive Officers, this includes profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2011 in the amount of $11,231 and matching contributions by us to the 401(k) Savings and Profit Sharing Plan for fiscal 2011 in the amount of $12,250. Also includes profit-sharing contributions by us to the Deferred Compensation Plan for fiscal 2011 in the following amounts: $196,087 for Mr. Parker; $71,940 for Mr. Blair; $152,721 for Mr. Denson; $90,732 for Mr. DeStefano; and $71,940 for Mr. Edwards. Includes dividends on restricted stock in the following amounts: $123,527 for Mr. Parker, $31,149 for Mr. Blair, $72,562 for Mr. Denson, $31,149 for Mr. DeStefano, and $31,149 for Mr. Edwards. The amount for Mr. Blair includes $14,065 for reimbursements of club dues and financial advisory services.

Grants of Plan-Based Awards in Fiscal 2011

The following table contains information concerning the long-term incentive bonus opportunities, annual incentive bonus opportunities, restricted stock awards and stock options granted to the Named Executive Officers in fiscal 2011.

Name	Grant Date							All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Shares Underlying Options (4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards
		Threshold		Target		Maximum
		($)		($)		($)		(#)	(#)	($/Sh)	($)
Mark G. Parker	6/16/10	$1,036,501	(1)	$2,073,002	(1)	$3,109,503	(1)
	6/16/10	1,000,000	(2)	2,000,000	(2)	4,000,000	(2)
	7/16/10							50,755			$3,500,065
	7/16/10								165,000	$68.96	2,916,095
Donald W. Blair	6/16/10	336,923	(1)	673,846	(1)	1,010,770	(1)
	6/16/10	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/16/10							7,251			500,029
	7/16/10								50,000	68.96	883,665
Charles D. Denson	6/16/10	785,077	(1)	1,570,154	(1)	2,355,232	(1)
	6/16/10	750,000	(2)	1,500,000	(2)	3,000,000	(2)
	7/16/10							29,003			2,000,047
	7/16/10								120,000	68.96	2,120,796
Gary M. DeStefano	6/16/10	409,692	(1)	819,385	(1)	1,229,077	(1)
	6/16/10	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/16/10							7,251			500,029
	7/16/10								50,000	68.96	883,665
Trevor A. Edwards	6/16/10	336,923	(1)	673,846	(1)	1,010,770	(1)
	6/16/10	250,000	(2)	500,000	(2)	1,000,000	(2)
	7/16/10							7,251			500,029
	7/16/10								50,000	68.96	883,665

(1)	These amounts represent the potential bonuses payable for performance during fiscal 2011 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2011 based on a percentage of the executive’s base salary paid during fiscal 2011 as follows: Mr. Parker, 135%; Mr. Blair, 80%; Mr. Denson, 120%; Mr. DeStefano, 80%; and Mr. Edwards, 80%. The Committee also established a series of performance targets based on our income before income taxes (“PTI”) for fiscal 2011 (excluding the effect of acquisitions, divestitures and accounting changes) corresponding to award payouts ranging from 50% to 150% of the target awards. The PTI for fiscal 2011 required to earn the target award payout was $2,705 million. The PTI for fiscal 2011 required to earn the 150% maximum payout was $2,921 million. The PTI for fiscal 2011 required to earn the 50% threshold payout was $2,505 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Actual award payouts earned in fiscal 2011 and paid in fiscal 2012 are shown in footnote 3 to the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	These amounts represent the potential long-term incentive awards payable for performance during the three-year period consisting of fiscal 2011-2013 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. For cumulative revenues over the performance period, the target payout requires revenues of $66,665 million, the 50% threshold payout requires revenues of $63,305 million, and the 200% maximum payout requires revenues of $71,196 million. For cumulative EPS over the performance period, the target payout requires EPS of $14.55, the 50% threshold payout requires EPS of $13.45, and the 200% maximum payout requires EPS of $16.37. Under the terms of the awards, on the first payroll period ending in August 2013 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)	All amounts reported in this column represent grants of restricted stock under our 1990 Stock Incentive Plan. Restricted stock generally vests in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Class B Stock.

(4)	All amounts reported in this column represent options granted under our 1990 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances as described below under “Potential Payments Upon Termination or Change-in-Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)	For restricted stock awards, represents the value of restricted shares granted based on the closing market price of our Class B Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $17.67 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2011.

Outstanding Equity Awards at May 31, 2011

The following table sets forth information concerning outstanding stock options and unvested restricted stock held by the Named Executive Officers at May 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)
Mark G. Parker	90,000	—		26.1200	07/18/13
	140,000	—		36.6050	07/16/14
	140,000	—		43.7950	07/15/15
	250,000	—		42.1350	02/16/16
	101,250	33,750	(2)	58.5200	07/20/17
	67,500	67,500	(3)	58.2000	07/18/18
	37,500	112,500	(4)	52.4400	07/17/19
	—	165,000	(5)	68.9600	07/16/20	108,136	(6)	$9,132,085
Donald W. Blair	66,000	—		24.4900	07/22/12
	66,000	—		26.1200	07/18/13
	66,000	—		36.6050	07/16/14
	66,000	—		43.7950	07/15/15
	66,000	—		39.3800	07/14/16
	37,500	12,500	(2)	58.5200	07/20/17
	25,000	25,000	(3)	58.2000	07/18/18
	12,500	37,500	(4)	52.4400	07/17/19
	—	50,000	(5)	68.9600	07/16/20	26,321	(7)	2,222,808
Charles D. Denson	140,000	—		26.1200	07/18/13
	140,000	—		36.6050	07/16/14
	140,000	—		43.7950	07/15/15
	200,000	—		42.1350	02/16/16
	82,500	27,500	(2)	58.5200	07/20/17
	55,000	55,000	(3)	58.2000	07/18/18
	30,000	90,000	(4)	52.4400	07/17/19
	—	120,000	(5)	68.9600	07/16/20	63,020	(8)	5,322,039
Gary M. DeStefano	—	12,500	(2)	58.5200	07/20/17
	—	25,000	(3)	58.2000	07/18/18
	—	37,500	(4)	52.4400	07/17/19
	—	50,000	(5)	68.9600	07/16/20	26,321	(7)	2,222,808
Trevor A. Edwards	50,000	—		24.4900	07/22/12
	66,000	—		26.1200	07/18/13
	66,000	—		36.6050	07/16/14
	66,000	—		43.7950	07/15/15
	66,000	—		39.3800	07/14/16
	37,500	12,500	(2)	58.5200	07/20/17
	25,000	25,000	(3)	58.2000	07/18/18
	12,500	37,500	(4)	52.4400	07/17/19
	—	50,000	(5)	68.9600	07/16/20	26,321	(7)	2,222,808

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

(2)	100% of these shares vested on July 20, 2011.

(3)	50% of these shares vested on July 18, 2011 and 50% will vest on July 18, 2012.

(4)	33.3% of these shares vested on July 17, 2011, 33.3% will vest on July 17, 2012 and 33.3% will vest on July 17, 2013.

(5)	25% of these shares vested on July 16, 2011, 25% will vest on July 16, 2012, 25% will vest on July 16, 2013, and 25% will vest on July 16, 2014.

(6)	16,919 of these shares vested on July 16, 2011, 16,918 of these shares will vest on July 16, 2012 and 16,918 of these shares will vest on July 16, 2013. 22,248 of these shares vested on July 17, 2011 and 22,248 of these shares will vest on July 17, 2012. 12,886 of these shares vested on July 18, 2011.

(7)	2,417 of these shares vested on July 16, 2011, 2,417 of these shares will vest on July 16, 2012 and 2,417 of these shares will vest on July 16, 2013. 9,535 of these shares vested on July 17, 2011 and 9,535 of these shares will vest on July 17, 2012.

(8)	9,668 of these shares vested on July 16, 2011, 9,668 of these shares will vest on July 16, 2012 and 9,667 of these shares will vest on July 16, 2013. 12,713 of these shares vested on July 17, 2011 and 12,713 of these shares will vest on July 17, 2012. 8,591 of these shares vested on July 18, 2011.

Option Exercises and Stock Vested During Fiscal 2011

The following table provides information concerning stock option exercises and vesting of restricted stock during fiscal 2011 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Parker	50,000	$3,194,000	43,679	$3,019,623
Donald W. Blair	15,000	851,366	9,535	657,534
Charles D. Denson	145,000	8,624,850	27,000	1,866,933
Gary M. DeStefano	272,000	9,000,120	9,535	657,534
Trevor A. Edwards	40,000	2,089,437	9,535	657,534

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2011:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders (1)	34,800,874	$51.29	40,696,136
Equity compensation plans not approved by shareholders (2)	—	—	1,042,641

Total	34,800,874	$51.29	41,738,777

(1)	Includes 34,800,874 options outstanding subject to the 1990 Stock Incentive Plan. Includes 36,555,310 shares available for future issuance under the 1990 Stock Incentive Plan, and 4,140,826 shares available for future issuance under the Employee Stock Purchase Plan.
(2)	Includes 1,042,641 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Non-Qualified Deferred Compensation in Fiscal 2011

Name	Plan Name	Executive Contributions in Fiscal 2011 (1)	NIKE Contributions in Fiscal 2011 (1)	Aggregate Earnings in Fiscal 2011	Aggregate Withdrawals/ Distributions in Fiscal 2011	Aggregate Balance at 5/31/2011 (1)
Mark G. Parker	DCP	$1,173,740	$56,146	$11,985	—	$5,110,185
Donald W. Blair	DCP	1,159,332	25,791	1,107,122	—	4,630,590
Charles D. Denson	DCP	1,663,338	46,332	3,067,414	—	19,279,246
Gary M. DeStefano	DCP	—	34,464	93,445	—	1,463,835
Trevor A. Edwards	DCP	801,496	25,791	898,485	—	5,194,919

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2011 based on fiscal 2010 results; these amounts are also included in amounts reported for fiscal 2010 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $4,587,915; Mr. Blair, $3,102,355; Mr. Denson, $16,135,848; Mr. DeStefano, $758,134; and Mr. Edwards, $2,172,987.

Non-Qualified Deferred Compensation Plans

The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus and long-term incentive payments.

Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($245,000 for fiscal 2011) are made as NIKE contributions under the DCP.

Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 11 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2011 ranging from 0.24% to 39.89%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.

Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in annual installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Compensation — Acceleration of Equity Awards

Under the terms of stock option and restricted stock awards granted before fiscal 2011, we have agreed to accelerate the vesting of unvested awards held by the Named Executive Officers upon the approval by our shareholders of an “approved transaction.” This acceleration of vesting will occur whether or not their employment is terminated. In our agreements, “approved transaction” is generally defined to include an acquisition of NIKE through a merger, consolidation or plan of exchange, a sale of all or substantially all of our assets, or the adoption of a plan for our liquidation or dissolution.

Beginning with grants in fiscal 2011, we have agreed to accelerate the vesting of restricted stock and stock options and to extend the standard period for exercising options following termination of employment from three months to four years, but not beyond each option’s original 10-year term, when two events (a “double trigger”) occur: there is a “change in control” and the Named Executive Officer’s employment is terminated by us without “cause” or by the Named Executive Officer for “good reason”, in each case on or before the second anniversary of the change in control. A double trigger with respect to vesting of stock options will also occur if we are acquired and the acquiring company does not assume outstanding options. In our agreements, “change in control” is generally defined to include:

•

the acquisition by any person of 50% or more of our outstanding Class A Stock or, if the Class A Stock no longer elects a majority of directors, the acquisition by any person of 30% or more of our total outstanding Common Stock,

•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of NIKE through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, and a home office relocation of over 50 miles.

The following table shows the estimated benefits that would have been received by the Named Executive Officers if a double trigger including an approved transaction had occurred on May 31, 2011.

Name	Restricted Stock Acceleration (1)	Stock Option Acceleration (2)	Total
Mark G. Parker	$9,132,085	$10,104,322	$19,236,407
Donald W. Blair	2,222,808	3,349,291	5,572,099
Charles D. Denson	5,322,039	7,842,222	13,164,261
Gary M. DeStefano	2,222,208	3,349,291	5,572,099
Trevor A. Edwards	2,222,208	3,349,291	5,572,099

(1)	Information regarding unvested restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements granted before fiscal 2011 provide that all shares will immediately vest upon the approval by our shareholders of an approved transaction. The award agreements granted in and after fiscal 2011 provide that all shares will immediately vest upon the occurrence of a double trigger. If an approved transaction but not a double trigger had occurred on May 31, 2011, then shares representing only $4,845,825 of the total $9,132,085 would have immediately vested with respect to Mr. Parker; shares representing only $2,872,736 of the total $5,322,039 would have immediately vested with respect to Mr. Denson; and shares representing only $1,610,462 of the total $2,222,808 would have immediately vested with respect to each of Messrs. Blair, DeStefano and Edwards. The amounts in the table and discussion above represent the number of unvested restricted shares multiplied by a stock price of $84.45 per share, which was the closing price of our Class B Stock on May 31, 2011.

(2)	Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The stock option agreements granted before fiscal 2011 provide that upon the approval by our shareholders of an approved transaction all outstanding unexercisable options will immediately become exercisable and all unexercised options will remain exercisable during the remainder of the term of the options, except that the Compensation Committee may provide a 30-day period prior to the change of control during which the optionees may exercise the options without any limitation on exercisability. At the end of the 30-day period, the options would terminate. Amounts in the table above with respect to options granted before fiscal 2011 represent the aggregate value as of May 31, 2011 of each Named Executive Officer’s outstanding unexercisable pre-2011 options based on the positive spread between the exercise price of each such option and a stock price of $84.45 per share, which was the closing price of our Class B Stock on May 31, 2011. The stock option agreements granted in and after fiscal 2011 provide that upon the occurrence of a double trigger all unexercisable options will immediately become fully exercisable and the standard three-month period for exercising options following termination of employment will be extended to four years, but not beyond each option’s original 10-year term. Amounts in the table above with respect to options granted in fiscal 2011 represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable post-2010 options, the aggregate value as of May 31, 2011 of those options assuming a four-year remaining term and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable post-2010 options, the increase in value of those options resulting from the extension of the post-termination exercise period from three months to four years, if applicable, with the option values for three-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation. If an approved transaction but not a double trigger had occurred on May 31, 2011, then the amounts in the table above would be only $6,248,138 for Mr. Parker; $5,037,725 for Mr. Denson; and $2,180,750 for each of Messrs. Blair, DeStefano and Edwards.

Benefits Triggered on Certain Employment Terminations

Stock Option Acceleration and Extension

As of May 31, 2011, each Named Executive Officer held options to purchase Class B Stock as listed in the Outstanding Equity Awards table above. Under the terms of the stock options granted to each Named Executive Officer before fiscal 2011, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term. Under the terms of the stock options granted to each Named Executive Officer in and after fiscal 2011, upon the death or disability of the officer, all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to four years, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on May 31, 2011, the sum of (i) for outstanding unexercisable options that would have become exercisable, the aggregate value as of May 31, 2011 of those options assuming a 12-month term, in the case of options granted before fiscal 2011, and a four-year remaining term, in the case of options granted in or after fiscal 2011, and otherwise calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value, if any, of those options resulting from the extension of the post-termination exercise period from three months to 12 months, in the case of options granted before fiscal 2011, and from three months to four years, in the case of options granted in or after fiscal 2011, with the option values as of May 31, 2011 for three-month, 12-month and four-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by us for valuing our options under accounting guidance applicable to stock-based compensation, is $10,104,322 for Mr. Parker, $7,842,222 for Mr. Denson, and $3,349,291 for Messrs. Blair, DeStefano and Edwards.

Under the terms of the stock options granted to Named Executive Officers before fiscal 2011, if termination of the officer’s employment occurs when the officer’s retirement point total is at least 55 and the officer has been employed by us for at least five years, then a portion of the unexercisable options will become exercisable for a maximum remaining term of three months as follows:

Retirement Point Total	Percent of Unexercisable Option That Becomes Exercisable
55 or 56	20%
57	40%
58	60%
59	80%
60	100%

An officer’s “retirement point total” means the sum of the officer’s age plus the number of years that the officer has been employed by us. As of May 31, 2011, the retirement point total for each of the Named Executive Officers was over 60, and these officers are therefore eligible to have all unexercisable pre-2011 options become fully exercisable on any termination of employment. The aggregate value as of May 31, 2011 of pre-2011 options held by each of the Named Executive Officers that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date based on the positive spread between the exercise price of each option and a stock price of $84.45 per share, which was the closing price of our Class B Stock on May 31, 2011, is $6,248,138 for Mr. Parker; $5,037,725 for Mr. Denson; and $2,180,750 for Messrs. Blair, DeStefano and Edwards.

Under the terms of the stock options granted to Named Executive Officers in or after fiscal 2011, the treatment of stock options on retirement is modified. Under these agreements, vesting of options that have been outstanding for at least one year will be accelerated if the holder retires after reaching age 60 with at least 5 years of service, and vesting of options that have been outstanding for at least one year will continue notwithstanding termination of employment if the holder retires after reaching age 55 with at least 5 years of service. In addition, for any holder who retires after reaching age 55 with at least 5 years of service, the standard three-month period for exercising these options following termination of employment will be extended to four years, but not beyond the option’s original 10-year term. The aggregate value as of May 31, 2011 of options held by each of the Named Executive Officers pursuant to stock option agreements granted in or after fiscal 2011 that would have become exercisable if termination of employment (other than due to death or disability) had occurred on that date is zero since none of these options had been outstanding for a full year.

Restricted Stock Acceleration

As of May 31, 2011, each Named Executive Officer held unvested restricted stock as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares will immediately vest upon the death or disability of the officer. The value of the unvested restricted shares held by each Named Executive Officer as of May 31, 2011 that would have become vested if death or disability had occurred on that date is as set forth in the “Restricted Stock Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above.

Payments Under Noncompetition Agreements

We have an agreement with each of Mr. Parker and Mr. Denson that contains a covenant not to compete that extends for two years following the termination of the officer’s employment with us. Each agreement provides that if the officer’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Performance Sharing Plan bonus (“Annual Nike Income”). Each agreement provides further that if the officer voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual Nike Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following the officer’s separation from service, and all payments that the officer would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for cause, we may unilaterally waive the covenant. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of these officers had been terminated by us on May 31, 2011 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $303,542 per month and Mr. Denson $242,000 per month for the 24-month period ending May 31, 2013. If these officers had voluntarily resigned on May 31, 2011 and assuming the covenant is not waived, we would have been required to pay Mr. Parker $151,771 per month and Mr. Denson $121,000 per month for the 24-month period ending May 31, 2013.

We have noncompetition agreements with Messrs. Blair, DeStefano and Edwards on the same terms, except that the noncompetition period is one year instead of two years, the six month delay for commencement of payments does not apply and we may unilaterally waive the covenant in all cases including termination without cause. In addition, for Messrs. Blair and Edwards, the monthly payments are one-twelfth or one-twenty-fourth of their current annual salaries, instead of their Annual Nike Income, and for Mr. DeStefano, the monthly payments on voluntary resignation are one-twenty-fourth of his current annual salary. If the employment of these officers had been terminated by us on May 31, 2011 and assuming the covenant is not waived, we would have been required to pay each of Messrs. Blair and Edwards $70,834 per month and Mr. DeStefano $154,500 per month for the 12-month period ending May 31, 2012. If these officers had voluntarily resigned on May 31, 2011 and assuming the covenant is not waived, we would have been required to pay each of Messrs. Blair and Edwards $35,417 per month and Mr. DeStefano $42,917 per month for the 12-month period ending May 31, 2012.

PROPOSAL 2

SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are submitting to shareholders an advisory vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12, and the related compensation tables and narratives. The Compensation Committee values the opinions of shareholders and will consider the outcome of the vote when making future compensation decisions.

As discussed in the Compensation Discussion and Analysis, our compensation philosophy is designed to attract and retain highly-talented individuals, provide rewards for strong business results and individual performance, and motivate executives to maximize long-term shareholder returns. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of shareholders, and balanced across incentives to appropriately mitigate risk.

To achieve our philosophy, the Compensation Committee has continued to strengthen pay-for-performance principles by incorporating strong governance practices over time, including:

•	Increasing the portion of total compensation that is “at risk”

•	Limiting vesting of equity awards upon a change-in-control to circumstances in which a “double trigger” has occurred

•

Restricting the availability of retirement vesting for stock options, prohibiting option re-pricing or discounting without shareholder approval, and limiting the number of full value shares that can be issued

•	Adopting a “clawback” policy applicable to all executive officers to recoup incentive compensation for wrongful conduct that results in an accounting restatement.

The Compensation Committee and the Board of Directors believe that the information provided in this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to maximize long-term shareholder returns.

Because your vote is advisory, it will not be binding on the Board; however, the Board values shareholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR approval of the compensation paid to the Named Executive Officers. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 2. If a quorum is present at the Annual Meeting, Proposal 2 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.

PROPOSAL 3

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing our shareholders with the opportunity to cast an advisory vote on executive compensation, and also as required by Section 14A of the Securities Exchange Act of 1934, we are submitting to an advisory shareholder vote how frequently future advisory votes on executive compensation should occur. Shareholders may vote for advisory votes to occur every year, every two years, or every three years.

After careful consideration, the Board of Directors recommends an annual vote. The Board believes in the value of the opportunity for shareholders to voice their opinion annually on the Company’s executive compensation.

Because your vote is advisory, it will not be binding on the Board; however, the Board will give significant weight to shareholder preferences on this matter.

Board Recommendation

The Board of Directors recommends that shareholders vote for future shareholder advisory votes on executive compensation to be held EVERY YEAR. Holders of Class A Stock and Class B Stock will vote together as a single class on Proposal 3. The option of every year, every two years, or every three years that receives the highest number of votes cast by shareholders will be the frequency approved by shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but have no effect on the results of the vote.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2012 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification. If the appointment is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services incurred in the most recent two fiscal years, were as follows:

Type of Service	2011	2010
Audit Fees (1)	$8.1 million	$7.0 million
Audit-Related Fees (2)	$0.2 million	$0.5 million
Tax Fees (3)	$2.4 million	$2.2 million
All Other Fees (4)	$0.8 million	$0.2 million

Total	$11.5 million	$9.9 million

(1)	Comprised of the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services and consents to SEC filings.

(2)	Comprised of employee benefit plan audits and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $1.6 million of the tax fees for each of fiscal 2011 and 2010. The remaining tax fees primarily include tax advice.

(4)	Comprised of other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2011, all such services were approved in advance. During fiscal 2010, fees totaling $37,000, or 0.4% of total fees, were paid to PricewaterhouseCoopers LLP for two engagements that were not pre-approved. All such services were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2012.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•

Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T pursuant to Item 407(d)(3)(i)(B) of Regulation S-K of the Securities Exchange Act of 1934, as amended, regarding “Communications with Audit Committees”.

•

Received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

John G. Connors

Orin C. Smith

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2011 annual meeting of shareholders must be received by John F. Coburn III, Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 3, 2012 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

JOHN F. COBURN III

SECRETARY

ANNUAL

MEETING

AND

PROXY STATEMENT

September 19, 2011

Beaverton, Oregon

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 19, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and every one year for proposal 3.

1.	Class A director nominees: To elect a Board of Directors for the ensuing year.
		For	Withhold		For	Withhold		For	Withhold	+
	01 - Elizabeth J. Comstock	☐	☐	02 - John G. Connors	☐	☐	03 - Timothy D. Cook	☐	☐
	04 - Douglas G. Houser	☐	☐	05 - Philip H. Knight	☐	☐	06 - Mark G. Parker	☐	☐
	07 - Johnathan A. Rodgers	☐	☐	08 - Orin C. Smith	☐	☐	09 - John R. Thompson, Jr.	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	To hold an advisory vote on executive compensation.	☐	☐	☐	3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information

2011 Annual Meeting of Shareholders

for Shareholders as of July 25, 2011

September 19, 2011

10:00 A.M. PDT

Meeting Location:

Tiger Woods Conference Center

One Bowerman Drive

Beaverton, OR 97005

Meeting Directions:

From I-5 South of Portland: I-5 North to 217 North. Follow to Hwy 26 West.

From I-5 North of Portland: I-5 South to I-405 South. Follow to Hwy 26 West.

From I-84 East of Portland: I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on Walker Road, then left on Meadow Drive into the NIKE World Headquarters (WHQ). Check in at the Security bunker located at the top of the entry. The Tiger Woods Conference Center is located directly ahead of the Security bunker. For patron drop off only, continue straight ahead to the main entry. To park, turn left from the Security bunker onto Del Hayes Way and enter parking lots on either side of Del Hayes Way. Follow the covered sidewalk to the main entry of the Tiger Woods Conference Center. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE WHQ property.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

NIKE, INC.

CLASS A COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2011 MEETING OF SHAREHOLDERS

SEPTEMBER 19, 2011

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 19, 2011, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 4, AND EVERY ONE YEAR FOR PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 19, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and every one year for
Proposal 3.

1.	Class B director nominees: To elect a Board of Directors for the ensuing year.
		For	Withhold		For	Withhold		For	Withhold	+
	01 - Alan B. Graf, Jr.	☐	☐	02 - John C. Lechleiter	☐	☐	03 - Phyllis M. Wise	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	To hold an advisory vote on executive compensation.	☐	☐	☐	3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information

2011 Annual Meeting of Shareholders

for Shareholders as of July 25, 2011

September 19, 2011

10:00 A.M. PDT

Meeting Location:

Tiger Woods Conference Center

One Bowerman Drive

Beaverton, OR 97005

Meeting Directions:

From I-5 South of Portland: I-5 North to 217 North. Follow to Hwy 26 West.

From I-5 North of Portland: I-5 South to I-405 South. Follow to Hwy 26 West.

From I-84 East of Portland: I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive one mile. Turn right on Walker Road, then left on Meadow Drive into the NIKE World Headquarters (WHQ). Check in at the Security bunker located at the top of the entry. The Tiger Woods Conference Center is located directly ahead of the Security bunker. For patron drop off only, continue straight ahead to the main entry. To park, turn left from the Security bunker onto Del Hayes Way and enter parking lots on either side of Del Hayes Way. Follow the covered sidewalk to the main entry of the Tiger Woods Conference Center. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE WHQ property.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

NIKE, INC.

CLASS B COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2011 MEETING OF SHAREHOLDERS

SEPTEMBER 19, 2011

The undersigned hereby appoints Philip H. Knight, Mark G. Parker and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 19, 2011, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 4, AND EVERY ONE YEAR FOR PROPOSAL 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.